REVISED SCHEDULE A



To the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).

Fees payable to the Manager pursuant to Section 4 of the Investment Management Agreement shall be calculated at the following annual rates based on average daily net assets:

FUND ....................................RATE
AZL AIM International Equity Fund.......0.90%
AZL BlackRock Capital Appreciation Fund.0.80%
AZL Columbia Mid Cap Value Fund.........0.75%
AZL Columbia Small Cap Value Fund.......0.90%
AZL Davis NY Venture Fund...............0.75%
AZL Dreyfus Equity Growth Fund............(1)
AZL Eaton Vance Large Cap Value Fund......(2)
AZL Enhanced Bond Index Fund............0.35%
AZL Franklin Small Cap Value Fund.......0.75%
AZL Franklin Templeton Founding
    Strategy Plus Fund..................0.70%
AZL International Index Fund............0.35%
AZL JPMorgan U.S. Equity Fund...........0.80%
AZL MFS Investors Trust Fund............0.75%
AZL Mid Cap Index Fund..................0.25%

FUND ....................................RATE
AZL Money Market Fund...................0.35%
AZL NACM International Growth Fund......0.90%
AZL NFJ International Value Fund........0.90%
AZL OCC Growth Fund.....................0.75%
AZL OCC Opportunity Fund................0.85%
AZL S&P 500 Index Fund..................0.17%
AZL Schroder Emerging Markets Equity
Fund....................................1.23%
AZL Small Cap Stock Index Fund..........0.26%
AZL Turner Quantitative Small Cap Growth
Fund....................................0.85%
AZL Van Kampen Equity and Income Fund...0.75%
AZL Van Kampen Global Real Estate Fund..0.90%
AZL Van Kampen Growth and Income Fund.....(3)
AZL Van Kampen International Equity Fund0.95%
AZL Van Kampen Mid Cap Growth Fund........(3)




--------------------------------------------------------------------------------
 (1)                                         FIRST $10M NEXT $10M THEREAFTER
 AZL Dreyfus Equity Growth Fund.............   1.000%    0.875%     0.750%

(2)                                         FIRST $100M NEXT $150M NEXT $250M THEREAFTER
AZL Eaton Vance Large Cap Vale Fund........   0.775%%     0.750%     0.725%     0.675%

(3)                                         FIRST $100M NEXT $150M NEXT $250M THEREAFTER
AZL Van Kampen Growth and Income Fund......    0.775%     0.750%     0.725%     0.675%
AZL Van Kampen Mid Cap Growth Fund.........    0.850%     0.800%     0.775%     0.750%

Allianz Variable Insurance Products Trust


By:       /s/ Jeffrey Kletti
Name:     Jeffrey Kletti
Title:    President

Allianz Investment Management LLC


By:       /s/ Brian Muench
Name:     Brian Muench
Title:    Vice President


                                                             Updated: 10/26/2009